SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 19, 2005 (September 15, 2005)

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On September 15, 2005, Dynegy Inc. (“Dynegy”) amended (i) the Dynegy Inc. Executive Severance Pay Plan, as amended and restated effective as of February 1, 2005 (the “Executive Plan”), and (ii) the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan dated November 20, 2003, as amended on June 22, 2005 (which is Dynegy’s executive change in control plan and which is referred to herein as the “Executive CIC Plan”). The First Amendment to the Executive Plan and the Second Amendment to the Executive CIC Plan, respectively, revise the Executive Plan and the Executive CIC Plan to accommodate the creation of a Chief Operating Officer (“COO”) position at Dynegy and delineate the severance benefits available for that position. Under these amendments, the COO of Dynegy would receive the same level of severance benefits under the Executive Plan and the Executive CIC Plan as would the Chief Executive Officer (“CEO”), as limited by the COO’s compensation.

Also on September 15, 2005, Dynegy entered into an agreement with its CEO, Bruce A. Williamson, amending the terms of his employment agreement with Dynegy (the “Employment Amendment”). The Employment Amendment renews and extends Mr. Williamson’s employment agreement until October 23, 2006, and amends the terms of his employment with Dynegy as follows:

•	In the case of a termination without cause or resignation following a constructive termination – The Employment Amendment clarifies that Mr. Williamson’s severance benefits include benefits otherwise available to the CEO under the Executive Plan, which provides for the CEO twenty-four (24) months of base pay and up to twenty-four (24) months of continued health and welfare benefits. The Employment Amendment further provides that all restricted stock would vest upon such termination of employment. As described in Mr. Williamson’s original employment agreement, options vest immediately upon such termination; however, the Employment Amendment extends the exercise period for options to three years from the date of termination or the original option term, whichever is less.

•	In the case of a change in control – The Employment Amendment provides for change in control benefits for Mr. Williamson generally consistent with those available to Dynegy’s other officers under the Executive CIC Plan, thereby (i) incorporating the Executive CIC Plan’s definition of a change in control; (ii) limiting Mr. Williamson’s ability to declare a termination and entitlement to change in control benefits; (iii) providing for vesting of all stock options and restricted stock upon a change in control; and with respect to a termination of employment, (a) providing for an exercise period for options of the lesser of five years from the date of termination or the original option term; (b) adding a pro rata bonus for time worked during the year of termination; and (c) eliminating the right to receive a cash payment based upon the value of future 401(k) matching contributions and portable retirement plan contributions that would have been made during the term of the employment agreement absent termination.

•	IRC Sec. 280G gross-up protection – Consistent with the Executive CIC Plan, the Employment Amendment adds Section 280G gross-up protection for any severance benefits that might be paid upon a termination as a result of a change in control, entitling Mr. Williamson to gross-up payments equal to any excise taxes that would be owed on such severance benefits, including any excise taxes that would be owed on any gross-up payments.

Further, consistent with the changes to director compensation previously made and approved by Dynegy’s Board of Directors and disclosed in a Form 8-K filed with the SEC on May 24, 2005, Dynegy on September 15, 2005 amended the Dynegy Inc. Deferred Compensation Plan for Certain Directors, as amended and restated on January 1, 2003 (“Deferred Compensation Plan), to provide that the aggregate annual amount of phantom stock units awarded to Non-Employee Directors be increased from $50,000 to $60,000.

The foregoing descriptions of the First Amendment to the Executive Plan, the Second Amendment to the Executive CIC Plan, the Employment Amendment and the First Amendment to the Deferred Compensation Plan do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Exhibits:

Exhibit No.	Document
10.1	First Amendment to the Dynegy Inc. Executive Severance Pay Plan dated September 15, 2005.

10.2	Second Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan dated September 15, 2005.

10.3	Second Amendment to October 18, 2002 Employment Agreement, dated September 15, 2005, between Bruce A. Williamson and Dynegy Inc.

10.4	First Amendment to the Dynegy Inc. Deferred Compensation Plan for Certain Directors dated September 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: September 19, 2005	By:	/s/ CAROLYN M. CAMPBELL
	Name:	Carolyn M. Campbell
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Document
*10.1	First Amendment to the Dynegy Inc. Executive Severance Pay Plan dated September 15, 2005.

*10.2	Second Amendment to the Second Supplement to the Dynegy Inc. Executive Severance Pay Plan dated September 15, 2005.

*10.3	Second Amendment to October 18, 2002 Employment Agreement, dated September 15, 2005, between Bruce A. Williamson and Dynegy Inc.

*10.4	First Amendment to the Dynegy Inc. Deferred Compensation Plan for Certain Directors dated September 15, 2005.

*	Filed herewith.